12515 Orange Drive ¡ Suite 814 ¡ Davie, Florida 33330 ¡ 954.475.1260 Phone ¡ 954.475.1221 Fax ¡ www.kwacpa.com

Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE: Dreams, Inc. and Subsidiaries, File No. 001-33405

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K filed with the Securities and Exchange Commission on or about January 19, 2011 of Dreams, Inc. and Subsidiaries and we agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Kramer Weisman and Associates LLP

Davie, FL

January 19, 2011

Members of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants